Exhibit 24.9
POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENTS, that I, the undersigned, do hereby appoint Dr. Lionel L. Reilly or Neal Soderquist, or either of them, attorney-in-fact for me, with full power of substitution, and in my name and on my behalf to sign any and all amendments (including any pre-effective or post-effective amendments) to the Registration Statement on Form S-1 (Registration No. 333-138982) of PROFESSIONAL VETERINARY PRODUCTS, LTD. and to file any such amendment to the Registration Statement and all exhibits and documents required in connection therewith with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and generally do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and effectually in all respects as I could do if personally present in connection with the registration of the common stock of Professional Veterinary Products, Ltd. I also hereby ratify and confirm all that said attorneys-in-fact, or either of them, or their substitute, may lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, I have hereunto set my hand this 5 day of January, 2007.

/s/ E. S. Morris, D.V.M.

Eileen Sam Holly Morris, D.V.M.

STATE OF ILLINOIS	)
	)	ss.
COUNTY OF WILL	)
     On this 5 day of January, 2007, before me, a Notary Public qualified for said county, personally came Eileen Sam Holly Morris, D.V.M., known to me to be the identical person who signed the foregoing instrument and acknowledged the execution thereof to be her voluntary act and deed.

/s/ Dolores A. Veldhuizen
Notary Public
My commission expires: [Seal]